As filed with the Securities and Exchange Commission on October 17, 2005
Registration No. 333-56092

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MGI GP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1841960 (I.R.S. Employer Identification No.)
6611 Tributary Street
Baltimore, MD 21224
(410) 631-6300
(Address, including zip code, of registrant’s principal executive offices)

1993 Employee Share Option And Restricted Share Plan
Share Option Agreement (Susan Smith)
(Full title of the plan)
Dean J. Mitchell
President
MGI GP, INC.
6611 Tributary Street
Baltimore, MD 21224
(410) 631-6300
(name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Michael J. Silver
Hogan & Hartson L.L.P.
111 S. Calvert Street, Suite 1600
Baltimore, Maryland 21202
(410) 659-2741

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statement on Form S-8 (File No. 333-56092), filed with the Securities and Exchange Commission on February 23, 2001 (the “Registration Statement”) by Guilford Pharmaceuticals Inc. (“Guilford”), relating to 1,710,175 shares of Guilford common stock, including the attached Series A Junior Participating Preferred Share Purchase Rights, reserved for issuance under the 1993 Employee Share Option and Restricted Share Plan and Share Option Agreement (Susan Smith) (the “Plans”).
     On October 3, 2005, pursuant to the Agreement and Plan of Merger, dated as of July 20, 2005, among MGI PHARMA, INC. (“MGI PHARMA”), Granite Acquisition, Inc. (“Merger Sub”), and Guilford, Merger Sub was merged with and into Guilford (the “Merger”), and Guilford was the surviving company. In connection with the Merger, Guilford amended its Certificate of Incorporation to change its name to MGI GP, INC. MGI GP, INC. is now a direct wholly-owned subsidiary of MGI PHARMA. In connection with the Merger, shares of Guilford Common Stock outstanding under the Plans were converted into shares of MGI PHARMA Common Stock and cash consideration, and the options exercisable for Guilford Common Stock outstanding under the Plans were terminated.
     All securities previously registered under the Registration Statement that remain unsold are hereby deregistered.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on October 10, 2005.

MGI GP, INC.
By:	/s/ Dean J. Mitchell
Dean J. Mitchell
President

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Post-Effective Amendment No. 1 to the Registrant Statement has been signed by the following persons in the capacities and on the date indicated.

Date: October 10, 2005	/s/ Leon O. Moulder, Jr.

Leon O. Moulder, Jr.
Chief Executive Officer and Director
(Principal Executive Officer)

Date: October 10, 2005	/s/ James C. Hawley

James C. Hawley
Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: October 10, 2005	/s/ William F. Spengler

William F. Spengler
Director

Date: October 10, 2005	/s/ Eric P. Loukas

Eric P. Loukas
Director